UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ___ )

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Orthofix International N.V.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Contact:	Dan Yarbrough, Vice President of Investor Relations

danyarbrough@orthofix.com

(617) 912-2903

ORTHOFIX INTERNATIONALCRITICIZES RAMIUS ANNOUNCEMENT
ON RMG REPORT AS MISLEADING AND INACCURATE

Company Urges Shareholders to Reject Ramius Call for Unnecessary Special Meeting

BOSTON, January 20, 2009 – Orthofix International N.V. (NASDAQ: OFIX) today criticized a press release issued by Ramius LLC in which the hedge fund issued statements that may be  misleading to shareholders and which may improperly infer that proxy advisor RiskMetrics Group (RMG) supports Ramius’ intent to replace up to four members of Orthox’s Board with their own nominees.

RMG did issue a report noting that it does not oppose the Ramius request to call a special meeting of shareholders, indicating that the applicable RMG standard is to support the calling of a special meeting except in unusual situations where the dissident’s attempt is “abusive or frivolous”.  However, the RMG report also specifically indicates that “this report does not analyze the above arguments by the board of the company and Ramius concerning the merits of removing and replacing the members of the current board.  Such analysis will take place if and when a special meeting is convened.”

“At best, we believe this press release demonstrates a lack of attention to detail by Ramius,” said James F. Gero, Chairman of the Board of Directors of Orthofix. “We are also concerned that Ramius’s statements may be misunderstood and that shareholders may be misled into believing that RiskMetrics has already rendered judgment on Ramius’s intention to replace members of our Board.  This is certainly not the case.  It is important that we exercise responsibility, professionalism and respect for all of our shareholders during this process, and we are concerned that Ramius’ statements today do not meet those standards.”

Chairman Gero reaffirmed the Board’s commitment to the strategic plan put in place by the Company, which includes strong support for the Blackstone spine business.

The Company has also noted its interest in reducing the unnecessary use of shareholder resources related to Ramius’s proposals, issuing the above statement via press release rather than through  a direct shareholder mailing. Shareholders with questions are encouraged to contact the company directly as indicated at the end of this announcement.

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Where You Can Find Additional Information
Ramius Capital and certain of its affiliates have filed a definitive proxy statement with the SEC to solicit written consents from shareholders of Orthofix to call a special general meeting of shareholders for the purpose of making changes to the composition of Orthofix’s board of directors.  Orthofix has filed with the SEC a definitive proxy statement in connection with its intent to solicit written consent revocations from shareholders in opposition to Ramius’ solicitation.  If Orthofix holds a special general meeting at Ramius’ and other shareholders’ request, Orthofix intends to file with the SEC, and distribute to shareholders, a proxy statement opposing proposals made by Ramius.  SHAREHOLDERS ARE URGED TO READ ORTHOFIX’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a free copy of proxy statements filed with the SEC by Orthofix at the SEC’s website at www.sec.gov or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix International N.V. and its directors and certain executive officers are participants in the solicitation of written consent revocations from shareholders of Orthofix, as well as the solicitation of proxies in connection with a special general meeting of shareholders, if such a meeting is called.  The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D. and Michael M. Finegan.  Information regarding such participants, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, is set forth in Orthofix’s definitive proxy statement relating to its intent to solicit written consent revocations from shareholders in opposition to Ramius’ solicitation, which may be obtained free of charge at the SEC’s website at www.sec.gov   and Orthofix’s website at www.orthofix.com.